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                       Dated this 3rd day of October 1996

                       SCBC DISTRIBUTION COMPANY LIMITED

                                      and

                             ICONIC AMERICA LIMITED

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                               BREWING AGREEMENT

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BREWING AGREEMENT

THIS AGREEMENT is made the 3rd day of October, 1996.


BETWEEN

SCBC DISTRIBUTION COMPANY LIMITED ("SCBC"), a company incorporated in Hong Kong

AND

ICONIC AMERICA LIMITED ("IAL"), a company incorporated in Hong Kong

THE PARTIES AGREE AS FOLLOWS:

1. APPOINTMENT

IAL hereby appoints and engages SCBC with effect from 1st August 1996 to prepare, brew and supply two (2) private label beers exclusively for IAL and in addition, through its BB's Bar and Brassiere outlet, IAL will order, stock and dispense no less than three (3) SCBC beers for a period of fifteen (15) months from August 1st 1996 to October 31st 1997. The parties undertake to commence negotiations in good faith for the replacement of this contract no later than August 1st 1997. IAL agrees not to engage any other company to supply exclusive beers for its Hong Kong outlet located at G/F, 114-120 Lockhart Road, Wanchai, Hong Kong, for the term of this contract.

2.  PRODUCT

(a) SCBC will supply two (2) house beers which will be Signal 8 Stout and Breen's Brew and no less than three (3) SCBC products.

(b) All beer will be supplied in 30 litre lightweight kegs ("Kegs")

(c) SCBC and IAL will work together to develop and agree the style and recipe for the beers.

(d) IAL will be entitled to determine the name of the beers and to design a label and motif under which the beer shall be distributed. IAL will own the copyright and all other intellectual rights pertaining to the name and the label and motif.

(e) SCBC will own all rights pertaining to the recipe for the beer (the
    "Recipe")

(f) During the term of this contract and any future contract for the supply of the beers by SCBC to IAL beer brewed in accordance with the Recipe will be supplied by SCBC only to IAL or any other party or parties whom IAL in its absolute discretion may nominate.

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(g) SCBC guarantees that all beers delivered will be of merchantable quality and of a consistent standard and further guarantees the beers against spoilage for a period of three months from its production and will promptly replace at its cost any beer that spoils within that time providing clause 5(b) of this agreement is complied with.

3.  ORDERS

(a) IAL shall order at least redacted total of beer per month.

(b) Sales will be reviewed on a quarterly basis and adjustments in costs be made forthwith.

(c) In response to particular orders by IAL, SCBC shall supply beer to IAL within three (3) weeks after IAL places such order.

4.  PRICE AND PAYMENT

                                    REDACTED

(b) Payment for all deliveries exceeding pre-paid redacted will be totaled and payable on the first of the following month.

(c) Fifteen (15) days grace will be provided on each payment, though IAL shall endeavor to make payment on date due. All payments past fifteen (15) days will incur an interest penalty equal to three percent (3%) per month on all outstanding balances.

(d) The price of the beer shall be determined in accordance with the cumulative amount of beer delivered as described in this contract and shall be:

                                    REDACTED

(e) The partie shall negotiate in good faith to determine the price for extraordinary beer orders such as specialty bottling, exceptional beer styles and recipes and the production of beer for special events and/or non BB's distribution.

5.  DISTRIBUTION AND DELIVERY SYSTEMS

(a) SCBC shall deliver the beer to IAL at two (2) locations within Hong Kong island as designated by IAL.

(b) IAL shall provide cold storage (between 5 and 10 degrees celsius) for the beers.

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(c) IAL shall be responsible to provide all systems required to deliver beer from Kegs to glasses. SCBC shall consult with IAL to assist IAL to design, install and maintain such systems. SCBC will provide adequate tower signage for each product.

6.  TRAINING/INCENTIVE

At IAL's request, SCBC will at its own expense provide training to IAL's staff or assignees in relation to the beer, its delivery and how best to serve and sell it. Such training shall be conducted in sessions to be held not more than once per month.

SCBC will provide a monthly staff incentive to IAL to dispense as it so desires.

7.  DEPOSIT

(a) IAL shall forthwith procure payment to SCBC of a deposit of HK$133,900.00 (the "Deposit") receipt of which is hereby acknowledged by SCBC.

(b) If this agreement terminates by effluxion of time on 31st October 1997 the Deposit will be refunded to IAL, subject to SCBC deducting any accrued liabilities of IAL under this agreement.

(c) If this agreement is terminated by IAL in accordance with Clause 8 hereof, IAL shall not be entitled to a refund of the Deposit which will be forfeited to SCBC and IAL will also be liable to SCBC for any accrued liabilities under this agreement.

8.  TERMINATION OF THE AGREEMENT

(a) IAL may terminate this agreement at any time by giving SCBC no less than one month's notice in writing of its intention to do so.

(b) This agreement may be terminated forthwith by either party without prior notice on the occurrence of any of the following events:-

    (i) If the other party enters into liquidation (other than for the purpose of reconstruction or amalgamation where the new or reconstructed company offers to and in fact does enter into a contract with the party not in default in the same terms as herein before such liquidation) or passes any resolution for winding up (whether voluntary or compulsory) or has any petition for winding up presented against it; or has any execution levied against it which remains unsatisfied after 7 days or enters into any compromise with its creditors.

    (ii) If the other party commits any act of bankruptcy or insolvency according to the Laws of Hong Kong or any other jurisdiction whether in Hong Kong or elsewhere.


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    (iii) If the other party is in continued breach of any of the provisions hereof 10 days after the party not in default has served notice requiring the same to be remedied.


9.  INTERPRETATION

This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements arrangements or understandings whether oral or written. Any waiver, modification or variation to this Agreement shall not be valid unless made in writing and signed by parties hereto.

10. GOVERNING LAW

This agreement shall be governed by and constructed in accordance with the laws of Hong Kong and the parties hereto submit to the exclusive jurisdiction of the Hong Kong courts.

AS WITNESS the hands of the authorised officers of the parties the day and year first before written.

SIGNED by /s/ David K. Haines       )
For and on behalf of SCBC           )
DISTRIBUTION COMPANY                )
LIMITED in the                      )
presence of: /s/ David Larid        )


SIGNED by /s/ David K. Haines       )
For and on behalf of                )
ICONIC AMERICA LIMITED              )
in the presence of: /s/ David Larid )


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